AMENDMENT NO. 1

TO

STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT, dated as of April 3, 2023 (this “Amendment”), to that certain Stock Purchase Agreement, dated as of December 12, 2022 (the “Agreement”), by and between Quaint Oak Bancorp, Inc., a Pennsylvania corporation (the “Company”), and FNCB Bancorp, Inc., a Pennsylvania corporation (the “Purchaser”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

Background:

A.         The Company and the Purchaser are parties to the Agreement, pursuant to which the Purchaser has agreed to purchase, and the Company has agreed to sell, an aggregate of 222,196 shares of Common Stock, on the terms and conditions set forth in the Agreement;

B.         The Purchaser purchased 105,904 shares of Common Stock at the First Closing on December 12, 2022 (representing 4.9% of the shares of Common Stock issued and outstanding upon consummation of the First Closing), and the Purchaser will purchase an additional 116,292 shares of Common Stock at the Second Closing upon satisfaction of all conditions relating to the Second Closing;

C.         The Company and the Purchaser desire to extend the termination date of the Agreement set forth in Section 8(ii) of the Agreement to accommodate completion of the regulatory approval process relating to the purchase of the 116,292 shares of Common Stock at the Second Closing; and

D.         Pursuant to Section 9.3 of the Agreement, the Agreement may be modified or amended by an instrument in writing signed by the Company and the Purchaser.

Agreement:

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Amendment to Section 2.1 of the Agreement. Section 2.1 of the Agreement is hereby amended to add the following as a new final sentence of such Section:

“Notwithstanding the foregoing, the Per Share Purchase Price applicable to the Second Closing Shares shall be an amount equal to the thirty (30) day volume weighted average closing price of the Common Stock as of the day immediately preceding the Second Closing Date.”

2.          Amendment to Section 8(ii) of the Agreement. Section 8(ii) of the Agreement is hereby amended and restated to read in its entirety as follows:

“by either party, upon written notice to the other party, in the event that the Second Closing does not occur on or before April 30, 2023; provided, however, that the right to terminate the Agreement pursuant to this Section 8(ii) shall not be available to the terminating party if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Second Closing to occur on or prior to such date.”

3.          General.

(a)         Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the terms thereof. All references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment. In the event of any conflict between this Amendment and the Agreement, the provisions of this Amendment shall control for all purposes.

(b)         For the convenience of parties hereto, this Amendment may be executed in any number of separate counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(c)         The provisions of Article 9 (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

(d)         The Agreement, as amended by this Amendment, constitutes the entire agreement and understanding between the parties hereto concerning the subject matter hereof and supersedes all oral communication and prior writings with respect thereto. No further amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by its duly authorized representative as of the date first above written.

QUAINT OAK BANCORP, INC.
By:	/s/Robert T. Strong
Name:	Robert T. Strong
Title:	President and Chief Executive Officer

FNCB BANCORP, INC.
By:	/s/Gerard A. Champi
Name:	Gerard A. Champi
Title:	President and Chief Executive Officer